Exhibit 1.2

BRE PROPERTIES, INC.

$250,000,000

Common Stock

($0.01 par value per share)

EQUITY DISTRIBUTION AGREEMENT

February 24, 2010

J.P. Morgan Securities Inc.

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

BRE Properties, Inc., a Maryland corporation (the “Company”), confirms its agreement (this “Agreement”) with J.P. Morgan Securities Inc. (the “Manager”), as follows:

SECTION 1. Description of Securities. The Company proposes to issue and sell through or to the Manager, as sales agent and/or principal, shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), having an aggregate offering price of up to $250,000,000 (the “Maximum Program Amount”), from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement. For purposes of selling the Shares through the Manager, the Company hereby appoints the Manager as an agent of the Company for the purpose of soliciting purchases of the Shares from the Company pursuant to this Agreement and the Manager agrees to use its reasonable efforts to solicit purchases of the Shares on the terms and subject to the conditions stated herein. The Company hereby reserves the right to issue and sell shares of Common Stock other than through or to the Manager during the term of this Agreement on terms that it deems appropriate. Notwithstanding the foregoing, in no event shall the aggregate offering price of Shares sold pursuant to this Agreement and any Common Stock to be sold under any Alternative Distribution Agreement (as defined below) exceed the Maximum Program Amount as specified herein.

SECTION 2. Alternative Distribution Agreements. The Company has also entered into identical distribution agreements (“Alternative Distribution Agreements”), dated of even date herewith, with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., UBS Securities LLC and Wells Fargo Securities, LLC (each, an “Alternative Manager,” and together with J.P. Morgan Securities Inc., the “Managers”). The aggregate offering price of Shares that may be sold pursuant to this Agreement and any Common Stock to be sold under any Alternative Distribution Agreement shall not exceed the Maximum Program Amount. This Agreement and the Alternative Distribution Agreements are sometimes hereinafter referred to as the “Distribution Agreements.”

SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to and agrees with the Manager, as of the date hereof, the date of submission of any order by the Company hereunder, and at each Time of Sale, Settlement Date and Trigger Date (as such terms are defined below), that:

(a) The Company prepared and filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement on Form S-3ASR (File No. 333-147238) (the “registration statement”) which has heretofore become, and is, effective under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively called the “Act”); the registration statement and the Prospectus Supplement (as defined below) set forth the terms of an offering, sale and plan of distribution of shares of the Common Stock and/or other securities of the Company and contain or incorporate therein by reference additional information concerning the Company and its business; no stop order of the Commission preventing or suspending the use of any Basic Prospectus (as defined below), the Prospectus Supplement (as defined below), the Prospectus (as defined below) or any Issuer Free Writing Prospectus (as defined in Section (g) below), or the effectiveness of the Registration Statement (as defined below), has been issued or is in effect, and no proceeding for that purpose has been initiated or threatened by the Commission, and no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act has been received by the Company. As filed, the Prospectus contains all information required by the Act and the rules thereunder, and, except to the extent the Manager shall agree in writing to a modification, shall be in all substantive respects in the form furnished to the Manager prior to the execution of this Agreement or prior to any time this representation is repeated or deemed to be made. Except where the context otherwise requires, “Registration Statement,” as used herein, means the registration statement, as amended at the time of such registration statement’s effectiveness for purposes of Section 11 of the Act (the “Effective Time”), as such section applies to the Manager, including (i) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein, (ii) any information contained or incorporated by reference in a prospectus relating to this offering filed with the Commission pursuant to Rule 424(b) under the Act, to the extent such information is deemed, pursuant to Rule 430B or Rule 430C under the Act, to be part of the registration statement at the Effective Time, and (iii) any registration statement filed to register the offer and sale of Shares pursuant to Rule 462(b) under the Act. Except where the context otherwise requires, “Basic Prospectus,” as used herein, means the base prospectus filed as part of each Registration Statement, together with any amendments or supplements thereto as of the date of this Agreement. Except where the context otherwise requires, “Prospectus Supplement,” as used herein, means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Act on or before the second business day after the date hereof (or such earlier time as may be required under the Act), in the form furnished by the Company to the Manager in connection with the offering of the Shares. Except where the context otherwise requires, “Prospectus,” as used herein, means the Prospectus Supplement together with the Basic Prospectus attached to or used with the Prospectus Supplement. “Permitted Free Writing Prospectuses,” as used herein, means the documents listed on Schedule A attached hereto. Any reference herein to the registration statement, the Registration Statement, any Basic Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free

Writing Prospectus shall be deemed to refer to and include the documents, if any, incorporated by reference, or deemed to be incorporated by reference, therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Basic Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus shall be deemed to refer to and include the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”) on or after the initial effective date of the Registration Statement, or the date of such Basic Prospectus, the Prospectus Supplement, the Prospectus or such Permitted Free Writing Prospectus, as the case may be, and deemed to be incorporated therein by reference.

(b) To the extent that the Registration Statement is not available for the sales of the Shares as contemplated by this Agreement or the Company is not a “well-known seasoned issuer” as defined in Rule 405 under the Act or otherwise is unable to make the representations set forth in Section 3(c) at any time when such representations are required, the Company shall file a new registration statement with respect to any additional Common Stock necessary to complete such sales of the Shares and shall cause such registration statement to become effective as promptly as practicable. After the effectiveness of any such registration statement, all references to “Registration Statement” included in this Agreement shall be deemed to include such new registration statement, including all documents incorporated by reference therein pursuant to Item 12 of Form S-3, and all references to “Base Prospectus” included in this Agreement shall be deemed to include the final form of prospectus, including all documents incorporated therein by reference, included in any such registration statement at the time such registration statement became effective.

(c) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Act) made any offer relating to the Shares in reliance on the exemption in Rule 163, and (iv) at the execution of this Agreement and on each such time this representation is repeated or deemed to be made (with such date being used as the determination date for purposes of this clause (iv)), the Company was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405 under the Act. The Company agrees to pay the fees required by the Commission relating to the Shares within the time required by Rule 456(b)(1) under the Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Act.

(d) (i) At the respective times the Registration Statement and each amendment thereto became effective, at each deemed effective date with respect to the Manager pursuant to Rule 430B(f)(2) under the Act, as of the time of each sale of Shares pursuant to this Agreement (each, a “Time of Sale”) and Settlement Date (as defined in

Section 4(vii)), if any, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, the Registration Statement complied and will comply in all material respects with the requirements of the Act and the rules and regulations under the Act; (ii) the Basic Prospectus, complies or will comply, at the time it was or will be filed with the Commission, complies as of the date hereof (if filed with the Commission on or prior to the date hereof) and, as of each Time of Sale, if any, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, in all material respects with the rules and regulations under the Act; (iii) each of the Prospectus Supplement and the Prospectus will comply, as of the date that it is filed with the Commission, the date of the Prospectus Supplement, as of each Time of Sale and Settlement Date (as defined in Section 4(vii)), if any, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, in all material respects with the rules and regulations under the Act; (iv) the Incorporated Documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further Incorporated Documents so filed and incorporated by reference up to the later of the termination of this Agreement or the end of the period in which a prospectus relating to the Shares is required to be delivered under the Act (whether physically or through compliance with Rule 172 under the Act or any similar rule), when they are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) each Permitted Free Writing Prospectus complied in all material respects with the Act and has been filed or will be filed in accordance with the Act (to the extent required thereby).

(e) (i) at the Effective Time with respect to the Registration Statement and each amendment thereto, the Registration Statement did not and will not, during the term of this Agreement and at all times during which a prospectus relating to the Shares is required to be delivered under the Act (whether physically or through compliance with Rule 172 under the Act or any similar rule) contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) as of the execution of this Agreement, at each Time of Sale and at each Settlement Date the Prospectus (as amended and supplemented at such time) and any Permitted Free Writing Prospectus, considered together (collectively, the “General Disclosure Package”), did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (iii) as of its date, at any Settlement Date (as defined in Section 4(vii)) and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule), the Prospectus (together with any supplements thereto) did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with information furnished in writing to the Company by the Manager expressly for use in the Prospectus or in the General Disclosure Package.

(f) Each Permitted Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Shares or until any earlier date that the Company notified or notifies the Manager, did not, does not and will not include any material information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement relating to this offering deemed to be part thereof that has not been superseded or modified, the General Disclosure Package or the Prospectus; any electronic roadshow relating to the offering of the Shares, when considered together with the General Disclosure Package, as of the Time of Sale, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g) Other than the Basic Prospectus, the Prospectus and any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Act or Rule 134 under the Act, the Company (including its agents and representatives, other than the Manager) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of an offer to buy any Shares required to be filed with the Commission without the Managers’ consent (each such communication by the Company or its agents and representatives being referred to herein as a “Issuer Free Writing Prospectus”), other than any Permitted Free Writing Prospectus.

(h) (A) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Shares in reliance on the exemption of Rule 163 under the Act, the Company was not an “ineligible issuer” as defined in Rule 405 of the Act; and (B) at the time of filing of the Registration Statement, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Shares and at the date hereof, the Company was not and is not an “ineligible issuer” as defined in Rule 405 under the Act.

(i) The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the Act, and the Company is not the subject of a pending proceeding under Section 8A of the Act in connection with the offering of the Shares.

(j) The authorized, issued and outstanding shares of capital stock of the Company are as set forth in the General Disclosure Package, the Registration Statement and the Prospectus (except for subsequent issuances, if any, of Common Stock pursuant to employee benefit, employee and director stock option and dividend reinvestment plans or upon exchange of any exchangeable securities referred to in the General Disclosure Package, the Registration Statement and the Prospectus or other subsequent issuances of Common Stock referred to in the General Disclosure Package, the Registration Statement and the Prospectus (including shares of Common Stock issued in exchange for outstanding units in BRE Property Investors LLC) and except for the issuance of the shares of Common Stock pursuant to the Distribution Agreements). The shares of issued and outstanding Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and none of the outstanding shares of Common Stock was issued in violation of any preemptive or other similar rights arising by operation of law, under the charter or bylaws of the Company, under any agreement or instrument to which the Company or any of its subsidiaries is a party or otherwise. The Common Stock, the Company’s authorized preferred stock, par value $0.01 per share (the “Preferred Stock”) and the Company’s charter and bylaws conform and will conform in all material respects to all of the respective statements relating thereto contained in the General Disclosure Package, the Registration Statement and the Prospectus; and the issuance of the Shares will not be subject to any preemptive or other similar rights arising by operation of law, under the charter or bylaws of the Company, under any agreement or instrument to which the Company or any of its subsidiaries is a party or otherwise. The Company’s Common Stock has been registered pursuant to Section 12(b) of the Exchange Act, and the outstanding shares of Common Stock are listed on the New York Stock Exchange (“NYSE”), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock from the NYSE, nor has the Company received any notification that the Commission or the NYSE is contemplating terminating such registration or listing.

(k) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland; the Company has corporate power and authority to own, lease and operate its properties and conduct its business as described in the General Disclosure Package, the Registration Statement and the Prospectus; the Company is duly qualified as a foreign corporation to transact business and is in good standing in the State of Arizona, the State of California, the State of Colorado and the State of Washington; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, except where the failure to be so qualified or in good standing would not have a material adverse effect on the condition (financial or other), or the earnings, business, properties or results of operations of the Company and its subsidiaries considered as one enterprise (“Material Adverse Effect”).

(l) Attached hereto as Annex I is a true and complete list of all subsidiaries of the Company and all other corporations, partnerships, joint ventures, limited liability companies and other entities in which the Company directly or indirectly owns capital stock or any other equity or ownership interest. Annex I accurately sets forth the jurisdiction of organization of, and the Company’s approximate percentage ownership interest in, each such subsidiary and other entity. The Company does not have any subsidiaries other than those listed on Annex I and, except as set forth in Annex I, the Company does not directly or indirectly own any capital stock or other equity or other ownership interests in any corporation, partnership, joint venture, limited liability company or other entity. Annex I also correctly indicates whether each such subsidiary and other entity listed thereon is a corporation, partnership, limited liability company or other type of entity.

(m) Each subsidiary of the Company has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, has power and authority to own, lease and operate its property and conduct its business as described in the General Disclosure Package and the Prospectus, and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect; and (A) all of the issued and outstanding shares of capital stock of each such subsidiary that is a corporation have been duly authorized and validly issued, are fully paid and non-assessable and, except as set forth on Annex I, are and, at all times since the date on which such subsidiary was organized, have been owned by the Company, directly or through wholly owned subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, (B) all of the issued and outstanding limited liability company interests of each such subsidiary that is a limited liability company have been duly authorized and validly issued (under applicable law and the limited liability company agreement of such subsidiary), are fully paid and non-assessable and, except as set forth on Annex I, are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, and (C) all of the issued and outstanding limited and general partnership interests of each such subsidiary that is a partnership have been duly authorized (if applicable) and validly issued and, except as set forth on Annex I, are owned by the Company, directly or through subsidiaries free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

(n) The Company and its subsidiaries own or possess or have obtained all material governmental licenses, permits, consents, orders, approvals and other authorizations necessary to lease or own, as the case may be, and to operate their respective properties and to carry on their respective businesses as contemplated in the General Disclosure Package, the Registration Statement and the Prospectus.

(o) The Shares have been duly and validly authorized by the Company and reserved for issuance and sale pursuant to this Agreement by the Company, and, when duly issued and delivered against payment therefor as provided herein, will be duly and validly issued, fully paid and non-assessable; upon payment of the purchase price and delivery of the Shares in accordance herewith, the Manager will receive good, valid and marketable title to the Shares, free and clear of all security interests, mortgages, pledges, liens, encumbrances, claims, restrictions and equities; and the issuance of the Shares will not be subject to preemptive or similar rights.

(p) The capital stock of the Company, including the Shares, conforms in all material respects to each description thereof, if any, contained or incorporated by reference in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus; and the certificates for the Shares meet the requirements thereof under the Company’s bylaws.

(q) This Agreement has been duly authorized, executed and delivered by the Company.

(r) Other than the Alternative Distribution Agreements, the Company has not entered into any other sales agency or distribution agreements or similar arrangements with any agent or other representative in respect of the Shares to be offered hereunder and the equity shelf program established by this Agreement, but may enter into similar arrangements with respect to other shares of its Common Stock from time to time.

(s) Ernst & Young LLP, who certified the financial statements and supporting schedules incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, is an independent registered public accounting firm as required by the Act and the rules and regulations of the Commission thereunder.

(t) The Common Stock is an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(u) Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or the Manager for a brokerage commission.

(v) The Company has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares in contravention of applicable law.

(w) The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them.

(x) There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, which is required to be disclosed in the General Disclosure Package (other than as disclosed therein) or which might result in any Material Adverse Effect or which might materially and adversely affect the properties or assets of the Company or any of its subsidiaries; and there are no contracts or documents of the Company or any of its subsidiaries which are required to be filed as exhibits to the Registration Statement or any document incorporated or deemed to be incorporated therein by the Act, the Exchange Act or the rules and regulations of the Commission thereunder which have not been so filed.

(y) The financial statements of the Company included in the General Disclosure Package and the Prospectus in each case, together with the related notes and supporting schedules (if any), present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements and related notes and schedules have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis.

(z) Except as disclosed in the General Disclosure Package and the Prospectus, since the date of the latest audited financial statements included in the General Disclosure Package and the Prospectus there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, earnings, properties or results of operations of the Company and its subsidiaries taken as a whole, and, except as disclosed in or contemplated by the General Disclosure Package and the Prospectus and except for regular quarterly dividends payable on the Company’s common stock and preferred stock, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(aa) The Company is not and, after giving effect to the offering and sale of the Shares as herein contemplated and the application of the proceeds thereof as described in the General Disclosure Package and the Prospectus, will not be required to be registered as an “investment company” as defined in the Investment Company Act of 1940.

(bb) Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws, certificate of limited partnership, limited partnership agreement, certificate of formation of a limited liability company, limited liability company agreement or other similar organizational certificates, instruments, agreements or documents (collectively, “Organizational Documents”), as the case may be; neither the Company nor any of its subsidiaries is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or any of its property or assets may be bound, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the Shares, the consummation of the transactions contemplated herein and therein (including, without limitation, the issuance and sale of the Shares), and compliance by the Company with its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any Subject Agreement (as hereinafter defined) or any other contract, indenture, mortgage, loan agreement, note, lease or other instrument, in each case, which is material to the Company and to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor will such action result in any violation of the provisions of the Organizational Documents of the Company or its subsidiaries or any applicable law, administrative regulation or administrative or court decree; and no consent, approval, authorization or order of any court or governmental authority or agency is required for the consummation by the Company of the transactions contemplated by this Agreement, except for such as may be required under state securities or Blue Sky laws of any jurisdiction or real estate syndication laws in connection with the distribution of the Shares by the Manager. “Subject Agreements” means (i) the Amended and Restated Credit Agreement by and among BRE Properties, Inc., as borrower, the lenders party thereto and each of Wachovia Capital Markets, LLC and RBS Securities Corporation, as joint lead arrangers and joint book managers, Wachovia Bank, National Association, as administrative agent, The Royal Bank of Scotland, plc, as syndication agent, and Bank of America, N.A., JPMorgan Chase Bank, N.A. and Deutsche Bank Securities, Inc., as co-documentation agents, entered into as of September 18, 2007, together with all guarantees entered into by any subsidiaries of the Company in connection therewith, (ii) the Contribution Agreement dated as of September 29, 1997, as amended (the “Contribution Agreement”), between the TCR signatories named on Schedule A thereto, the Company and BRE Property Investors LLC, a Delaware limited liability company (the “Operating Company”), together with the guarantee entered into by the Company pursuant to the Contribution Agreement, as amended by Amendment No. 1 to the Contribution Agreement dated November 18, 1997; (iii) the Amended and Restated Limited Liability Company Agreement of the Operating Company, dated as of November 18, 1997 (the “LLC Agreement”); and (iv) the Master Credit Facility Agreement by and among BRE-FMCA, LLC and BRE-FMAZ, LLC, as borrowers, BRE Properties, Inc., as guarantor, and Deutsche Bank Berkshire Mortgage, Inc., as lender, entered into as of April 7, 2009. All amendments, supplements and restatements of the Subject Agreements are listed in clauses (i) through (iv) of the preceding sentence. Except as otherwise described in the General Disclosure Package and the Prospectus or with respect to the Credit Agreement, no subsidiary of the Company is a guarantor of, or is a party to or bound by any instrument or agreement pursuant to which it has guaranteed or may be required to guarantee or cause another subsidiary of the Company to guarantee, any borrowings or other indebtedness of the Company. Except as otherwise described in the General Disclosure Package and the Prospectus or with respect to the Credit Agreement, the Company is not a party to or bound by any instrument or agreement pursuant to which it is or may be required to cause any of its subsidiaries to guarantee any borrowings or other indebtedness of the Company.

(cc) Commencing with its taxable year ended December 31, 1970, the Company has been organized and has operated in conformity with the requirement for qualification and taxation as a “real estate investment trust” (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation will enable it to continue to meet the requirements for qualification as a REIT under the Code, including after consummation of the transactions contemplated by the General Disclosure Package. The United States Federal Income Tax Returns of the Company for all years of the Company ended on or prior to December 31, 2005 are closed; and the Company has filed United Stated Federal Income Tax Returns for each of its fiscal years through and including the fiscal year ended December 31, 2008.

(dd) The Company is eligible to use a Form S-3 registration statement under the Act. The Company is also eligible to use Form S-3 pursuant to the standards for that Form in effect immediately prior to October 21, 1992. The Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and files reports with the Commission on the Electronic Data Gathering Analysis and Retrieval (EDGAR) system.

(ee) The Company has full right, power and authority to enter into this Agreement and to issue the Shares from time to time.

(ff) Except as otherwise disclosed in the General Disclosure Package and the Prospectus, (A) the Company and its subsidiaries have good and marketable title in fee simple to all real property and improvements described in the General Disclosure Package and the Prospectus as being owned by the Company (none of which is leased by the Company or any of its subsidiaries, as lessee) and have acquired title insurance with respect to each of the properties described in the General Disclosure Package and the Prospectus as being owned by the Company or its subsidiaries; (B) all liens, charges, encumbrances, claims or restrictions on or affecting the real property and improvements of the Company or any of its subsidiaries which are required to be disclosed in the General Disclosure Package and the Prospectus are disclosed therein; (C) neither the Company nor any of its subsidiaries nor any lessee of any portion of the real property or improvements of the Company or any of its subsidiaries is in default under any of the leases pursuant to which the Company or any of its subsidiaries leases (as lessor) its real property or improvements and the Company knows of no event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of such leases, except such defaults that would not, individually or in the aggregate, have a Material Adverse Effect; (D) no tenant under any of the leases pursuant to which the Company or any of its subsidiaries leases any of its real property or improvements has an option or right of first refusal to purchase the premises demised under such lease; (E) all of the real property and improvements of the Company and its subsidiaries comply with all applicable codes and zoning laws and regulations, except for such failures to comply which would not, individually or in the aggregate, have a Material Adverse Effect; and (F) the Company has no knowledge of any pending or threatened condemnation, zoning change or other proceeding or action that would in any manner affect the size of, use of, improvements on, construction on, or access to any of the real property of the Company or any of its subsidiaries, except such proceedings or actions that would not, individually or in the aggregate, have a Material Adverse Effect.

(gg) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorizations; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company nor any of its subsidiaries nor any of their respective employees or agents has made any payment of funds of the Company or any of its subsidiaries or received or retained any funds in violation of any law, rule or regulation which payment, receipt or retention of funds is of a character required to be disclosed in the General Disclosure Package and the Prospectus.

(hh) Except as otherwise disclosed in the General Disclosure Package and the Prospectus (A) to the best knowledge and information of the Company, neither the Company nor any of its subsidiaries has at any time, and no other party has at any time, handled, buried, stored, retained, refined, transported, processed, manufactured, generated, produced, spilled, allowed to seep, leak, escape or leach, or pumped, poured, emitted, emptied, discharged, injected, dumped, transferred or otherwise disposed of or dealt with Hazardous Materials (hereinafter defined) on, to or from real property owned, leased or operated by the Company or any of its subsidiaries or in which the Company or any of its subsidiaries has any ownership interest, including without limitation any subsurface soils and ground water (the “Premises”), except for such cases as (t) are not required to be disclosed in the General Disclosure Package and the Prospectus and (u) would not, individually or in the aggregate, have a Material Adverse Effect, (B) to the best knowledge and information of the Company, no seepage, leak, escape, leach, discharge, injection, release, emission, spill, pumping, pouring, emptying or dumping of Hazardous Materials from or to the Premises has occurred, except for such cases as (v) having occurred on, or affected, property previously owned by the Company, subsequent to the Company’s disposition of such property, (w) are not required to be disclosed in the General Disclosure Package and the Prospectus and (x) would not, individually or in the aggregate, have a Material Adverse Effect, (C) neither the Company nor any of its subsidiaries has received notice of any claim, or has knowledge of any occurrence or circumstance which with notice or passage of time or both would likely give rise to a claim, under or pursuant to any Environmental Statute (as hereinafter defined), except for such claims as (y) are not required to be disclosed in the General Disclosure Package and the Prospectus and (z) would not, individually or in the aggregate, have a Material Adverse Effect, and (D) to the best of Company’s knowledge and information, no part of the Premises is included or proposed for inclusion on the National Priorities List issued pursuant to CERCLA (hereinafter defined) by the United States Environmental Protection Agency (the “EPA”) and has not otherwise been identified by the EPA as a potential CERCLA site or included or proposed for inclusion on any list or inventory issued pursuant to any other Environmental Statute or issued by any other Governmental Authority (hereinafter defined). As used herein, “Hazardous Material” shall include without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials, asbestos or any material containing asbestos, or any other substance or material as defined by any Federal, state or local environmental law, ordinance, rule, or regulation including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.) (“CERCLA”), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.) and in the regulations adopted and publications promulgated pursuant to each of the foregoing (individually, an “Environmental Statute”) or by any Federal, state or local governmental authority having or claiming jurisdiction over the Premises (a “Governmental Authority”).

(ii) The issuance and sale of the Shares to be issued and sold by the Company have been approved by a majority of all of the “Continuing Directors” and do not and will not constitute a “Business Combination” requiring the affirmative vote of a “Supermajority” pursuant to Article VIII of the Company’s charter (as such terms are defined in Article VIII of the Company’s charter).

(jj) Since July 30, 2002, the Company has not, in violation of the Sarbanes-Oxley Act of 2002, directly or indirectly, including through a subsidiary, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer or director of the Company.

(kk) The Company has filed certifications and statements with its periodic reports pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and has made the evaluations of the Company’s disclosure controls and procedures required under Rule 13a-15 under the Exchange Act.

(ll) The Shares have been approved for listing on the NYSE, subject only to notice of issuance at or prior to the Settlement Date.

SECTION 4. Sale and Delivery of Securities. (a) On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company appoints J.P. Morgan Securities Inc. as the Manager in connection with the offer and sale of Shares in any transaction entered into hereunder. If the Company decides to issue and sell shares of its Common Stock under the Distribution Agreements, the Company will be obligated to do so through the Managers. The Company and the Manager agree that the Company may from time to time seek to sell Shares through the Manager, acting as sales agent, or (if and only if the parties hereto have so agreed in writing) directly to the Manager acting as principal, in (1) privately negotiated transactions (if and only if the parties hereto have so agreed in writing), or (2) by any other method or payment permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including sales made directly on the New York Stock Exchange or sales made to or through a market maker or through an electronic communications network, as follows (nothing in this Agreement shall be deemed to require either party to agree to the method of offer and sale specified in clause (1) above, and either party may withhold its consent thereto in such party’s sole discretion):

(i) The Company (through Constance B. Moore, Edward F. Lange, Jr., John A. Schissel, Stephen C. Dominiak and Kerry Fanwick, each a Company representative to whom the Company has conveyed full power and authority to submit sale orders to, and to negotiate terms agreements with, the Managers (a “Designated Representative”), and any substitute or additional Designated Representative as designated by the Company and notified in writing to the Managers) may submit to the Manager its orders (including any price, time or size limits or other customary parameters or conditions) to sell Shares on any Trading Day (as defined herein) in a form and manner as mutually agreed to by the Company and the Manager. As used herein, “Trading Day” shall mean any trading day on the NYSE.

(ii) Subject to the terms and conditions hereof, the Manager shall use its reasonable efforts to execute any Company order submitted to it hereunder to sell Shares and with respect to which the Manager has agreed to act as sales agent. The Company shall have the right to amend at any time and from time to time any such order prior to the execution of the order provided the Manager is given reasonable notice of such amendment and the opportunity to reject such order. The Company acknowledges and agrees that (A) there can be no assurance that the Manager will be successful in selling the Shares, (B) the Manager will incur no liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure by the Manager to use its reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required under this Agreement, and (C) the Manager shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by the Manager and the Company in a separate terms agreement upon no less than three business days notice to the Manager.

(iii) The Company shall not authorize the issuance and sale of any Share below the price designated from time to time by its board of directors or a committee thereof, and the Manager shall not sell as sales agent any Share at a price lower than the minimum price therefor designated from time to time by the Company and notified to the Manager in writing. In addition, the Company or the Manager may upon notice to the other party hereto by telephone (confirmed promptly by email or facsimile), suspend the program (the “Program”) under which the Company may offer Shares with respect to which the Manager is acting as sales agent (each such suspension, a “Suspension”); provided, however, that such Suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice, and provided, further, that (A) any obligation under Sections 5(g), 5(h), 5(i) and 5(j) with respect to the delivery of certificates, opinions, or comfort letters to the Manager, and (B) the notification obligation under Section 5(b), other than during the period in which a prospectus relating to the Shares is required to be delivered under the Act (whether physically or through compliance with Rule 172 under the Act or any similar rule), shall be waived during the period of a Suspension.

(iv) The Manager hereby covenants and agrees to sell the Shares on behalf of the Company only as permitted by the Act and the applicable securities laws and regulations of any jurisdiction.

(v) The Manager hereby covenants and agrees not to make any sales of the Shares on behalf of the Company, pursuant to this Agreement, other than (1) by means of ordinary brokers’ transactions that meet the definition of an “at the market offering” under Rule 415(a)(4) under the Securities Act and (2) such other sales of the Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and the Manager in a separate terms agreement upon no less than three business days notice to the Manager.

(vi) The compensation to the Manager for sales of the Shares with respect to which the Manager acts as sales agent hereunder shall be equal to 2% of the gross offering proceeds of the Shares sold pursuant to this Agreement. The Company may sell Shares to the Manager as principal at a price agreed upon in writing at the relevant Time of Sale in a separate terms agreement. Compensation to the Manager for any sales of Shares on a principal basis shall be set forth in a terms agreement relating to such sales. Any compensation or commission due and payable to the Manager hereunder with respect to any sale of Shares during a calendar month shall be paid by the Company to the Manager in arrears on the first Trading Day of the following calendar month, by wire or internal bank transfer of same day funds to an account designated by the Manager.

(vii) Settlement for sales of the Shares pursuant to this Agreement will occur on the third Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each such day, a “Settlement Date”). On each Settlement Date, the Shares sold through or to the Manager for settlement on such date shall be issued and delivered by the Company to the Manager against payment of the gross proceeds from the sale of such Shares. Settlement for all such Shares shall be effected by free delivery of the Shares by the Company or its transfer agent to the Manager’s or its designee’s account (provided the Manager shall have given the Company written notice of such designee prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradable, transferable, registered shares in good deliverable form, in return for payments in same day funds delivered to the account designated by the Company. If the Company, or its transfer agent (if applicable) shall default on its obligation to deliver the Shares on any Settlement Date, the Company shall (A) hold the Manager harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (B) pay the Manager any commission, discount or other compensation to which it would otherwise be entitled absent such default.

(viii) If acting as sales agent hereunder, the Manager shall provide written confirmation (which may be by facsimile or email) to the Company following the close of trading on the NYSE each day in which the Shares are sold under this Agreement setting forth (A) the amount of the Shares sold on such day and the gross offering proceeds received from such sale and (B) the commission payable by the Company to the Manager with respect to such sales.

(ix) Any obligation of the Manager to use its reasonable efforts to sell the Shares on behalf of the Company as sales agent shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

(x) In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Manager is required to obtain, verify and record information that identifies its clients, including the Company, which information may include the name and address of its clients, as well as other information that will allow the Manager to properly identify its clients.

(xi) The Company agrees that any offer to sell, any solicitation of an offer to buy, or any sales of, shares of Common Stock to be sold under the Distribution Agreements shall be effected by or through only one of the Manager or any Alternative Manager on any single given day, and the Company shall in no event request that more than one of the Manager and any Alternative Manager sell shares of Common Stock under the Distribution Agreements on the same day.

(xii) To the extent permitted by the Securities Act, the Exchange Act, and Regulation M under the Exchange Act, the Company agrees that the Manager may trade in the Common Stock for the Manager’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement.

SECTION 5. Covenants of the Company. The Company agrees with the Manager:

(a) To make no amendment or any supplement to the Registration Statement, any Basic Prospectus or the Prospectus or file with the Commission any document incorporated by reference into the Prospectus (i) after the date of delivery of a Company order to the Manager and prior to the related Settlement Date(s) other than (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Shares or (y) by means of a Current Report on Form 8-K filed with the Commission under the Exchange Act and incorporated or deemed incorporated by reference in the Registration Statement, any Basic Prospectus or the Prospectus, provided, that the Company will give prior notice to the Manager of the intention to file such Current Report on Form 8-K describing the subject matter to be included in such report as soon as reasonably practicable prior to the filing of such report, and (ii) at any other time other than (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Shares or (y) by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Proxy Statement on Schedule 14A, a Current Report on Form 8-K or a Registration Statement on Form 8-A or any amendments to any of the foregoing filed with the Commission under the Exchange Act and incorporated or deemed incorporated by reference into the Registration Statement, any Basic Prospectus or the Prospectus except to the extent required by the preceding provision, prior to, in the case of (i) or (ii) above, having furnished the Manager with a copy of the proposed form thereof and given the Manager a reasonable opportunity to review the same, and to not file any such proposed amendment or supplement to which the Manager reasonably objects; to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus Supplement and for so long as the delivery of a prospectus relating to the Shares is required to be delivered under the Act (whether physically or through compliance with

Rule 172 under the Act or any similar rule); and during such same period to advise the Manager, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus has been filed or electronically transmitted for filing, of the issuance of any stop order by the Commission, of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus or for additional information; and, in the event of the issuance of any such stop order or of any order preventing or suspending the use of any prospectus relating to the Shares or suspending any such qualification, to use promptly its best efforts to obtain its withdrawal, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) To furnish the Manager and counsel for the Manager, without charge, with signed copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by the Manager or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Act), as many copies of the Prospectus (or the Prospectus as amended or supplemented) and each Issuer Free Writing Prospectus as the Manager may from time to time reasonably request, and the Company agrees to pay the expenses of printing or other production of all documents relating to the offering; and if, after the date of this Agreement and during the period in which a prospectus relating to the Shares is required to be delivered under the Act (whether physically or through compliance with Rule 172 under the Act or any similar rule), either (i) any event shall have occurred as a result of which the Prospectus would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference into the Prospectus in order to comply with the Act or the Exchange Act, to notify the Manager promptly to suspend solicitation of purchases of the Shares and forthwith upon receipt of such notice, the Manager shall suspend its solicitation of purchases of the Shares and shall cease using the Prospectus (provided, however, that (i) in connection with the Company filing an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q, a suspension notification will apply as set forth on Schedule B unless the Company otherwise notifies the Manager, (ii) if the Company files a Current Report on Form 8-K, or a Form 10-K/A, 10-Q/A, or 8-K/A, the Company will deliver a notification of suspension no later than the date of the event that triggers the Company’s obligation to make such filing, and (iii) if the Company files a proxy statement, the Company will deliver a notification of suspension no later than two business days prior to the date of the filing of the proxy statement); and if the Company shall decide to amend or supplement the Registration Statement or the Prospectus, it will promptly advise the Manager by telephone (with confirmation in writing) and will promptly prepare and file with the Commission an amendment or supplement to the Registration Statement or the

Prospectus which will correct such statement or omission or effect such compliance, will advise the Manager when the Manager is free to resume such solicitation and will prepare and furnish to the Manager as many copies as the Manager may reasonably request of such amendment or supplement; and in case the Manager is required to deliver under the Act (whether physically or through compliance with Rule 172 under the Act or any similar rule), a prospectus relating to the Shares after the nine-month period referred to in Section 10(a)(3) of the Act, or after the time a post-effective amendment to the Registration Statement is required pursuant to Item 512(a) of Regulation S-K under the Act, upon the request of the Manager, and at its own expense, to prepare and deliver to the Manager as many copies as the Manager may request of an amended Registration Statement or amended or supplemented prospectus complying with Item 512(a) of Regulation S-K or Section 10(a)(3) of the Act, as the case may be.

(c) Promptly from time to time to take such action as the Manager may reasonably request in order to qualify the Shares for offering and sale under the securities laws of such states as the Manager may request and to continue such qualifications in effect so long as necessary under such laws for the distribution of the Shares, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation to do business, or to file a general consent to service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now subject, and provided further that the expense of maintaining any such qualification more than one year from the date of a particular sale of the Shares to be so qualified shall be at the expense of the Manager.

(d) (i) To make generally available to its security holders as soon as practicable, but in any event no later than eighteen months after the effective date of the Registration Statement (as such date is defined in Rule 158(c) under the Act), an earnings statement of the Company and its consolidated subsidiaries complying with Rule 158 under the Act and covering a period of at least twelve consecutive months beginning after such effective date.

(ii) If the Company makes any public announcement or release disclosing material non-public information regarding its results of operations or financial condition for a completed quarterly or annual fiscal period and the Company has not yet filed a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K with respect to such information, as applicable, then, prior to any sale of Shares, the Company shall be obligated to (x) file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b), which prospectus supplement shall include the applicable financial information, (y) file a Current Report on Form 8-K, which Form 8-K shall include the applicable financial information or (z) furnish a Current Report on Form 8-K pursuant to Item 2.02 thereof, which current report shall specifically state that the applicable financial information shall be deemed “filed” under the Exchange Act.

(e) To pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, whether or not the transactions contemplated hereby are consummated, including the cost of all qualifications of the Shares under state securities laws (including reasonable fees and disbursements of counsel to the Manager in connection with such qualifications and with legal investment surveys), any costs relating to filings with the Commission and each amendment or supplement to any such filing, any costs relating to the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE, the cost of any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”) (including filing fees and reasonable fees and expenses of counsel for the Manager related to such filings), the cost of printing this Agreement, and the initial fees and expenses of counsel to the Manager in connection with the transactions contemplated hereby, provided that the Manager shall reimburse the Company for 20% of such counsel’s initial fees and expenses after Shares with an aggregate amount of $15,000,000 are sold through the Manager as sales agent or to the Manager as principal (it being understood that, except as provided in this subsection (e) hereof, the Manager will pay all of its own costs and expenses, including the cost of printing any Agreement among underwriters, if applicable, the Manager’s ratable portion of ongoing fees and expenses of counsel to the Manager in connection with annual, quarterly or other updates and other matters arising hereunder (up to an aggregate maximum amount of counsel fees and expenses for all Managers of $50,000 per year), transfer taxes on resale of any of the Shares by the Manager and any advertising expenses connected with any offers that the Manager may make). The Company shall be responsible for paying fees and expenses of counsel to the Managers in connection with annual, quarterly or other updates and other matters arising hereunder in excess of $50,000 per year only if the Company is notified in advance that such amounts will be incurred and approves such amounts in advance.

(f) To use its commercially reasonable efforts to cause the Shares to be listed for trading on the NYSE and to maintain such listing.

(g) Upon commencement of the Program on the date hereof under this Agreement (and upon the recommencement of the Program under this Agreement following the termination of a Suspension (each such recommencement, a “Recommencement”)), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented (other than a prospectus supplement relating solely to the offering of securities other than the Shares), (ii) there is filed with the Commission any document incorporated by reference into the Prospectus (other than a Current Report on Form 8-K, unless the Manager shall otherwise reasonably request), (iii) the Shares are delivered to the Manager as principal on a Settlement Date, or (iv) otherwise as the Manager may reasonably request (such commencement or Recommencement date and each such date referred to in (i), (ii), (iii) and (iv) above, a “Trigger Date”), to furnish or cause to be furnished to the Manager a certificate dated and delivered the date of such commencement or Recommencement, dated the date of effectiveness of such amendment and delivered as promptly as practicable thereafter, dated the date of filing with the Commission of such supplement or other document and delivered as promptly as practicable thereafter, dated and delivered on the relevant Settlement Date, or dated and delivered as promptly as practicable after the date of such request under clause (iv) above, as the case may be (provided, however, that delivery shall be a condition to the submission by the Company of an order to sell Shares pursuant to Section 4(a)(i) and a condition to the effectuation of any sales of Shares by the Manager), in form reasonably satisfactory to the Manager to the effect that the statements contained in the certificate referred to in Section 6(f) of this Agreement which were last furnished to the Manager are true and correct at the time of such commencement or Recommencement, amendment, supplement, filing, or delivery, as the case may be, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6(f), modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such certificate.

(h) Upon commencement of the Program on the date hereof under this Agreement (and upon each Recommencement), and in connection with each Trigger Date, the Company shall cause to be furnished to the Manager or counsel to the Manager a written opinion, negative assurance letter, and tax opinion of Latham & Watkins LLP, counsel for the Company, or other counsel of the Company satisfactory to the Manager, in its judgment (collectively, “Company Counsel”), dated as of the dates set forth in Section 5(g) above, in form and substance satisfactory to the Manager in its reasonable judgment, to the effect of Exhibit A-l, A-2 and A-3 hereto, a written opinion of Ballard Spahr LLP, Maryland corporate counsel for the Company, or other Maryland counsel of the Company satisfactory to the Manager, in its judgment (collectively, “Maryland Company Counsel”), dated as of the dates set forth in Section 5(g) above, in form and substance satisfactory to the Manager in its reasonable judgment, to the effect of Exhibit B-1 hereto, and a written opinion of the General Counsel of the Company, dated as of the dates set forth in Section 5(g) above, in form and substance satisfactory to the Manager in its reasonable judgment, to the effect of Exhibit C-1 hereto, but, in each case, modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion; provided, however, that in lieu of such opinions for subsequent Trigger Dates, counsel may furnish the Manager with a letter (a “Reliance Letter”) to the effect that the Manager may rely on a prior opinion delivered under this Section 5(h) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Trigger Date).

(i) Upon commencement of the Program on the date hereof under this Agreement (and upon each Recommencement), and in connection with each Trigger Date, Milbank, Tweed, Hadley & McCloy LLP, counsel to the Manager, shall deliver a written opinion and negative assurance letter, dated as of the dates set forth in Section 5(g) above, in form and substance satisfactory to the Manager to the effect of Exhibit D-l and D-2 hereto.

(j) Upon commencement of the Program on the date hereof under this Agreement (and upon each Recommencement, if the Company has filed a current report on Form 8-K containing amended financial information with the Commission during the period of the Suspension), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented to include additional amended financial information, (ii) the Shares are delivered to the Manager as principal on a Settlement Date, (iii) the Company shall file a quarterly report on Form 10-Q or an annual report on

Form 10-K or (iv) there is filed with the Commission any document (other than a quarterly report of Form 10-Q, an annual report on Form 10-K or a current report on Form 8-K containing quarterly or annual earnings information; provided that, in the case of the Form 8-K, the content of the Form 8-K would be covered in the subsequent comfort letter delivered by the Accountants (as defined below)) incorporated by reference into the Prospectus which contains additional amended financial information, to cause Ernst & Young LLP, or other independent accountants satisfactory to the Manager (the “Accountants”), forthwith to furnish the Manager a letter, dated the date of commencement or Recommencement, effectiveness of such amendment, the date of filing of such supplement or other document with the Commission, or the Settlement Date, as the case may be, in form and substance satisfactory to the Manager, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the Public Company Accounting Oversight Board, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(k) To make available its appropriate officers and to cause such officers to participate in a call or calls with the Manager and its counsel as the Manager may reasonably request from time to time; such call or calls shall be for the purpose of updating the Manager’s due diligence review of the Company in connection with the transactions contemplated hereby; the form and manner, location and date and time of such inquiries shall be designated by the Manager in consultation with the Company.

(l) To reserve and ensure that there are at all times sufficient shares of Common Stock to provide for the issuance, free of any preemptive rights, out of its authorized but unissued Common Stock, of the maximum aggregate number of Shares authorized for issuance by the Board, or a duly authorized committee thereof, pursuant to the terms of this Agreement.

(m) If, to the knowledge of the Company, any condition set forth in Section 6(a), 6(b), 6(g) or 6(j) of this Agreement shall not have been satisfied on the applicable Settlement Date, to offer to any person who has agreed to purchase the Shares from the Company as the result of an offer to purchase solicited by the Manager the right to refuse to purchase and pay for such Shares.

(n) That each acceptance by the Company of an offer to purchase the Shares hereunder shall be deemed to be an affirmation to the Manager that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct as of the Settlement Date for the Shares relating to such acceptance as though made at and as of such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).

(o) To comply with the requirements of Rule 433 under the Act applicable to any “issuer free writing prospectus,” as defined in such rule, including timely filing with the Commission where required, legending and record keeping.

(p) To not (i) take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, purchase or pay any person (other than as contemplated by this Agreement) any compensation for soliciting purchases of the Shares.

(q) To, at any time during the term of this Agreement, as supplemented from time to time, advise the Manager immediately after having received notice or obtained knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter and other document provided to the Manager pursuant to Section 6 herein.

(r) To disclose in its annual reports on Form 10-K and quarterly reports on Form 10-Q, as applicable, the number of Shares sold through the Manager under this Agreement, the net proceeds to the Company and the compensation paid by the Company with respect to sales of Shares pursuant to this Agreement during the relevant quarter.

(s) To apply the net proceeds from the sale of the Shares in the manner set forth in the Prospectus.

(t) To promptly notify the Manager and each of the Alternative Managers when the Maximum Program Amount has been sold pursuant to the Distribution Agreements.

(u) To not place an order for the sale of Shares, or seek to sell Shares to a Manager as principal, if such sale of Shares would result in the aggregate offering price of Shares offered under the Distribution Agreements, taken together, to exceed the Maximum Program Amount.

(v) At any time that sales of Shares under this Agreement have been made but not yet settled, or at any time that the Company has outstanding with a Manager instructions to sell Shares under this Agreement, but such instructions have not been fulfilled or cancelled, not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to sell or otherwise dispose of or agree to dispose of, directly or indirectly, or permit the registration under the Act of, any shares of Common Stock or any other securities of the Company that are substantially similar to the Common Stock (“Similar Securities”) or any securities convertible into or exchangeable or exercisable for Common Stock or Similar Securities (including without limitation, any options, warrants or other rights to purchase Common Stock or Similar Securities), in each case, without giving the Managers at least three Trading Days’ prior written notice specifying the nature of the proposed sale and the date of such proposed sale; provided, however, that such restriction will not be required in connection with the Company’s issuance or sale of (A) the Shares to be sold hereunder or under any Alternative Distribution Agreement, (B) any securities of the Company issued pursuant to, or upon the exercise, conversion, redemption or settlement of, any securities of the Company that are outstanding at the time such sale order is delivered, (C) any shares of Common Stock issued in exchange for units of BRE Property Investors LLC and (D) any securities of the Company issued pursuant to the Company’s equity incentive plans disclosed in the Prospectus, including securities of the Company issued upon the exercise or vesting thereof. Any lock-up provisions relating to a sale to a Manager as Principal shall be set forth in the applicable terms agreement.

SECTION 6. Conditions of Manager’s Obligations. The obligations of the Manager hereunder with respect to any order submitted to the Manager by the Company to sell Shares or any agreement by the Manager to purchase Shares as principal are subject to the condition that (i) the representations and warranties on the part of the Company on the date hereof, the date of submission of any order by the Company hereunder, and as of each Trigger Date, any Time of Sale and Settlement Date are true and correct, (ii) the performance by the Company of its obligations hereunder and (iii) the following additional conditions precedent.

(a) No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; the Prospectus, any amendment or supplement thereto and each Permitted Free Writing Prospectus shall have been timely filed with the Commission under the Act (in the case of a Permitted Free Writing Prospectus, to the extent required by Rule 433 under the Act); and all requests for additional information on the part of the Commission shall have been complied with or otherwise satisfied.

(b) Since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have occurred any material adverse change, or any development involving a prospective material adverse change, in or affecting particularly the business or assets of the Company and its subsidiaries considered as a whole, or any material adverse change in the financial position or results of operations of the Company and its subsidiaries considered as a whole, otherwise than as set forth or contemplated in the Registration Statement and the Prospectus, which in any such case makes it impracticable or inadvisable in the reasonable judgment of the Manager to proceed with the public offering, sale, delivery or purchase of the Shares on the terms and in the manner contemplated by this Agreement.

(c) The Company shall furnish to the Manager, at every date specified in Section 5(h) of this Agreement, opinions of Company Counsel, Maryland Company Counsel and the General Counsel of the Company, addressed to the Manager, required to be delivered pursuant to Section 5(h).

(d) The Manager shall have received, at every date specified in Section 5(i) of this Agreement, the favorable opinions of Milbank, Tweed, Hadley & McCloy LLP, counsel to the Manager, required to be delivered pursuant to Section 5(i).

(e) At the dates specified in Section 5(j) of this Agreement, the Manager shall have received from the Accountants the comfort letters required to be delivered pursuant to Section 5(j).

(f) At the dates specified in Section 5(g) of this Agreement, the Company will deliver to the Manager a certificate of the Company, signed by the President or any Vice President and a principal financial or accounting officer of the Company, dated as of the dates set forth in Section 5(g), to the effect that the signers of such certificate have carefully examined the Registration Statement, the General Disclosure Package and the Prospectus and any supplements or amendments thereto and this Agreement and that (i) the representations and warranties of the Company contained in this Agreement are true and correct on and as of such Trigger Date as though made at and as of such Trigger Date; (ii) the Company has duly performed all obligations required to be performed by it pursuant to the terms of this Agreement at or prior to such Trigger Date; (iii) since the date of the most recent financial statements included in the General Disclosure Package and the Prospectus, there has been no material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the General Disclosure Package and the Prospectus; (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or, to the knowledge of the Company, threatened by the Commission, the Prospectus Supplement and each Permitted Free Writing Prospectus have been timely filed with the Commission under the Act (in the case of a Permitted Free Writing

Prospectus, to the extent required by Rule 433 under the Act), and all requests for additional information on the part of the Commission have been complied with or otherwise satisfied; (v) if delivered in connection with a Trigger Date that is not also a Settlement Date, as of such Trigger Date, or if delivered at a Settlement Date, at the Time of Sale relating to the Shares, the Registration Statement did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (vi) if delivered in connection with a Trigger Date that is not also a Settlement Date, as of such Trigger Date, or if delivered at a Settlement Date, at the Time of Sale relating to the Shares and at the Settlement Date, the General Disclosure Package does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no such certificate shall apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by the Manager expressly for use therein.

In addition, on each Trigger Date, the certificate shall also state that the Shares to be sold on that date, if any, have been duly and validly authorized by the Company and that all corporate action required to be taken for the authorization, issuance and sale of the Shares on that date, if any, has been validly and sufficiently taken.

(g) All filings with the Commission required by Rule 424 under the Act to have been filed by each Time of Sale or related Settlement Date shall have been made within the applicable time period prescribed for such filing by Rule 424.

(h) The Shares shall have been approved for listing on the NYSE, subject only to notice of issuance at or prior to the Settlement Date.

(i) The Common Stock shall be an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(j) Between the time this Agreement is executed and the time of any sale of Shares through the Manager, there shall not have been any decrease in the rating of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(k) No amendment or supplement to the Registration Statement, any Base Prospectus or the Prospectus shall have been filed to which the Manager shall have reasonably objected in writing pursuant to, and subject to the limitations in, Section 5(a).

(l) Prior to each Settlement Date, the Company shall have furnished to the Manager such further information, certificates and documents as the Manager may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be satisfactory in form and substance to the Manager and counsel for the Manager, this Agreement and all obligations of the Manager hereunder may be canceled at, or at any time prior to, any Settlement Date, by the Manager. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Milbank, Tweed, Hadley & McCloy LLP, counsel for the Manager, at 1 Chase Manhattan Plaza, New York, NY 10005, on each such date as provided in this Agreement.

SECTION 7. Indemnification and Contribution.

(a) The Company will indemnify and hold harmless the Manager against any losses, claims, damages or liabilities, joint or several, to which the Manager may become subject with respect to the Shares, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the General Disclosure Package, the Basic Prospectus, the Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto with respect to the Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Manager for any legal or other expenses reasonably incurred by the Manager in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any of such documents in reliance upon and in conformity with written information furnished to the Company by the Manager expressly for use therein.

(b) The Manager will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject with respect to the Shares, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the General Disclosure Package, the Basic Prospectus, the Prospectus or any amendment or supplement thereto with respect to the Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any of such documents in reliance upon and in conformity with written information furnished to the Company by the Manager expressly for use therein as is expressly specified in writing from time to time by the Manager and agreed to by the Company; and will reimburse the Company for any legal fees or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of written notice of the commencement of any action such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liabilities that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party in its reasonable judgment, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or behalf of an indemnified party.

(d) If the indemnification provided for in this Section 7 is unavailable to an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Manager on the other from the offering of the Shares to which such loss, claim, damage or liability (or action in respect thereof) relates; provided, however, that in no case shall the Manager be responsible for any amount in excess of the commissions applicable to the Shares sold by the Manager hereunder. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Manager on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Manager on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Shares pursuant to this Agreement (before deducting expenses) received by the Company bear to the total commissions received by the Manager, in each case as set forth in the Prospectus with respect to the Shares. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Manager and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Manager agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), the Manager shall not be required to contribute any amount in excess of the amount by which the total price at which the applicable Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which the Manager has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) The obligations of the Company under this Section 7 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each directors, officer, employee and agent of the Manager and to each person, if any, who controls the Manager within the meaning of the Act; and the obligations of the Manager under this Section shall be in addition to any liability which the Manager may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who has signed the Registration Statement and to each person, if any, who controls the Company within the meaning of the Act.

SECTION 8. Representations and Agreements to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company and the Manager, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Manager or any controlling person of the Manager, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Shares.

SECTION 9. Termination.

(a) The Company shall have the right, by giving written notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) if the Shares have been sold through the Manager for the Company, then Sections 4(a)(vii), 4(a)(viii), 5(f) and 5(r) of this Agreement shall remain in full force and effect with respect to and to the extent of such Shares sold, (ii) with respect to any pending sale, through the Manager for the Company, the obligations of the Company, including in respect of compensation of the Manager, and the obligations of the Manager under Section 4(a)(iv), shall remain in full force and effect notwithstanding such termination, and (iii) Section 5(e) (other than the Manager’s obligation to pay its ratable portion of its counsel’s ongoing fees and expenses accrued after the date of such termination in connection with annual, quarterly or other updates and other matters arising hereunder), Section 7, Section 8, Section 10, Section 12 and Section 14 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) The Manager shall have the right, by giving written notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that the provisions of Section 5(e) (other than the Manager’s obligation to pay its ratable portion of its counsel’s ongoing fees and expenses accrued after the date of such termination in connection with annual, quarterly or other updates and other matters arising hereunder, which obligation shall remain in effect for one year after the date of such termination), Section 7, Section 8, Section 10, Section 12 and Section 14 of this Agreement shall remain in full force and effect notwithstanding such termination.

(c) This Agreement shall remain in full force and effect until the earlier of (i) termination of the Agreement pursuant to Sections 9(a) or (b) above or otherwise by mutual agreement of the parties and (ii) such date that the Manager has been notified the Maximum Program Amount has been sold in accordance with the terms of the Distribution Agreements; provided that, in cases of termination pursuant to (i) or (ii) above, Section 5(e) (other than the Manager’s obligation to pay its ratable portion of its counsel’s ongoing fees and expenses accrued after the date of such termination in connection with annual, quarterly or other updates and other matters arising hereunder, which obligation shall be as specified in Sections 9(a) or (b), as applicable, in the case of (i), and shall expire with the termination of the agreement in the case of (ii)), Section 7 and Section 8 shall remain in full force and effect.

(d) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the receipt of such notice by the Manager or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 4(a)(vii) of this Agreement.

SECTION 10. Notices. Except as otherwise herein provided, all statements, requests, notices and agreements under this Agreement shall be in writing and delivered by hand, overnight courier, mail, telex or facsimile and, if to the Manager, shall be sufficient in all respects if delivered or sent to J.P. Morgan Securities Inc., 383 Madison Avenue, New York, New York 10179, Attention: Equity Syndicate Desk, Facsimile No. 212-622-8358, Special

Equities Group, Facsimile No. 212-622-0398, Lisa M. Hunt, Facsimile No. 212-622-0398, and Hank Wilson, Facsimile No. 212-622-8358, and, if to the Company, it shall be sufficient in all respects if delivered or sent to the Company at the offices of the Company at 525 Market Street, 4th Floor, San Francisco, California 94105, attention of the Secretary. Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

SECTION 11. Parties at Interest. The Agreement herein set forth has been made solely for the benefit of the Manager and the Company and to the extent provided in Section 7 of this Agreement the controlling persons, directors and officers referred to in such section, and their respective successors, assigns, heirs, personal representatives and executors and administrators. No other person, partnership, association or corporation (including a purchaser, as such purchaser, from the Manager) shall acquire or have any right under or by virtue of this Agreement.

SECTION 12. No Fiduciary Relationship. The Company hereby acknowledges that the Manager is acting solely as sales agent and/or principal in connection with the purchase and sale of the Company’s securities. The Company acknowledges and agrees that the Manager is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of any Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, the Company or any other person. Additionally, the Manager is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Manager has advised or is advising the Company on other matters). The Manager advises that the Manager and its affiliates are engaged in a broad range of securities and financial services and that it or its affiliates may enter into contractual relationships with purchasers or potential purchasers of the Company’s securities and that some of these services or relationships may involve interests that differ from those of the Company and need not be disclosed to the Company, unless otherwise required by law. The Company has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Manager shall have no responsibility or liability to the Company or any other person with respect thereto. Any review by the Manager of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Manager and shall not be on behalf of the Company. The Company waives, to the fullest extent permitted by law, any claims it may have against the Manager for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Manager shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

SECTION 13. Entire Agreement. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Manager with respect to the subject matter hereof.

SECTION 14. Law; Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 15. Headings. The Section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

SECTION 16. Waiver of Jury Trial. The Company and the Manager hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 17. Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

SECTION 18. Successors and Assigns. This Agreement shall be binding upon, and inure solely to the benefit of, the Manager, the Company and, to the extent provided in Sections 7 and 8 hereof, the officers and directors of the Company and each person who controls the Company or the Manager, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Shares from the Manager shall be deemed a successor or assign by reason merely of such purchase.

[SIGNATURE PAGE FOLLOWS]

If the foregoing correctly sets forth the understanding between the Company and the Manager, please so indicate in the space provided below for that purpose, whereupon this Agreement and your acceptance shall constitute a binding agreement between the Company and the Manager. Alternatively, the execution of this Agreement by the Company and its acceptance by or on behalf of the Manager may be evidenced by an exchange of telegraphic or other written communications.

Very truly yours,

BRE PROPERTIES, INC.

By:	/s/ Constance Moore
Name: Constance Moore
Title: President and Chief Executive Officer

Equity Distribution Agreement – Signature Page

ACCEPTED as of the date

first above written

J.P. Morgan Securities Inc.

By:	/s/ Steve Dearing
Name:	Steve Dearing
Title:	Executive Director

Equity Distribution Agreement – Signature Page

Annex I

Company’s Percentage Ownership Interest
A. Subsidiaries of the Company

1. Corporate Subsidiaries of the Company

BRE/Alliance Services, Inc., a Maryland corporation	100%
BRE Builders, Inc., a Delaware corporation	100%
BRE Investments, Inc., a Maryland corporation	100%
Home Plan, Inc., a Delaware corporation	100%

2. Limited Liability Company Subsidiaries of the Company

BRE Property Investors LLC, a Delaware limited liability company	92%
Cambridge Park LLC, a California limited liability company	100%
Home Plan LLC, a Delaware limited liability company	100%
Emerald Pointe Apartments, LLC, a Delaware limited liability company	95%
Meridian Apartments, LLC, a Delaware limited liability company	95%
SMV / BRE Partners LLC, a Delaware limited liability company	99%
BRE-FMCF LLC, a Delaware limited liability company	100%
BRE-FMAZ, LLC, a Delaware limited liability company	100%
BRE-FMCA, LLC, a Delaware limited liability company	100%
Walnut Creek Transit Lifestyle Associates, LLC, a Delaware limited liability company	100%
BRE Villa Azure LLC, a Delaware limited liability company	100%
Pinnacle at Mountain Gate Management LLC, a Delaware limited liability company	100%
Landing at Bear Creek Management LLC, a Delaware limited liability company	100%
Pinnacle DTC Management LLC, a Delaware limited liability company	100%
Pinnacle at the Creek Management LLC, a Delaware limited liability company	100%
Pinnacle at Hunter’s Glen Management LLC, a Delaware limited liability company	100%
Pinnacle at Union Hills Management LLC, a Delaware limited liability company	100%
Pinnacle Terrace Management LLC, a Delaware limited liability company	100%

9100 Vance Management LLC, a Delaware limited liability company	100%
2352 North 44th Street Management LLC, a Delaware limited liability company	100%
Bluffs at Highland Ranch Management LLC, a Delaware limited liability company	100%
Fairways at Racoon Creek Management LLC, a Delaware limited liability company	100%

B. Non-Subsidiary Entities in Which the Company Owns an Interest

ITCR Villa Verde Limited Partnership, a Texas limited partnership(1)	1%
Palm Shadows LLC, a California limited liability company(1)	1%
Pinnacle at Queen Creek LLC, a Delaware limited liability company	35%
Pinnacle Galleria LLC, a Delaware limited liability company	35%
Riverview LLC, a California limited liability company(1)	1%
Pinnacle at Mountain Gate LLC, a Delaware limited liability company	15%
Landing at Bear Creek LLC, a Delaware limited liability company	15%
Pinnacle DTC LLC, a Delaware limited liability company	15%
Pinnacle at the Creek LLC, a Delaware limited liability company	15%
Pinnacle at Hunter’s Glen LLC, a Delaware limited liability company	15%
Pinnacle at Union Hills LLC, a Delaware limited liability company	15%
Pinnacle Terrace LLC, a Delaware limited liability company	15%
9100 Vance LLC, a Delaware limited liability company	15%
2352 North 44th Street LLC, a Delaware limited liability company	15%
Bluffs at Highland Ranch LLC, a Delaware limited liability company	15%
Fairways at Racoon Creek LLC, a Delaware limited liability company	15%

(1)	The remaining interests in this entity are owned by BRE Property Investors LLC.

#4821-8017-7668

I-2

Schedule A

PERMITTED FREE WRITING PROSPECTUSES

[NONE]

Schedule B

PERIODIC SUSPENSION PERIODS*

Black out begins	Black out ends

March 15, 2010	Date of filing of Form 10-Q

June 15, 2010	Date of filing of Form 10-Q

September 15, 2010	Date of filing of Form 10-Q

December 15, 2010	Date of filing of Form 10-K

March 15, 2011	Date of filing of Form 10-Q

June 15, 2011	Date of filing of Form 10-Q

September 15, 2011	Date of filing of Form 10-Q

December 15, 2011	Date of filing of Form 10-K

*	The Company shall notify the Manager in writing of any changes to the above referenced suspension periods and, in advance, shall notify the Manager of future suspension periods with respect to subsequent periods.